UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant	☒
Filed by a Party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Materials Pursuant to §240.14a-12

AMERICAN CENTURY VARIABLE PORTFOLIO II, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant

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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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Connect Article
(sidebar)

Vote your shares
We encourage employees, who are shareholders, to read their proxy statement for more details and vote early. Simply vote online <link 1>. All you need is your control number, sent via postal service or email, to cast your vote. Voting early helps us avoid the cost of reminder mailings.

Important proposals need your vote
Earlier this year, as part of a long-established succession plan, company Founder Jim Stowers Jr. passed the reins of trusteeship to Richard W. Brown, co-chairman of American Century Investments and Mr. Stowers’ long-time confidant. This change in trustee automatically terminated our investment management agreements and requires a proxy vote to put new investment management contracts in place.

What to expect
If you owned shares in any American Century Investments fund on March 19, 2010, you will receive proxy voting materials seeking approval on several items. Almost 3 million proxies will be sent to investors in all channels. Most of the mailing will be completed by April 17. Shareholders have until the shareholder meeting, June 16, 2010, to cast their vote. However, voting early helps us avoid costly reminders.

Understand the proposals

Depending on what funds they hold, investors may be asked to vote on:

●	New investment management agreements
●	New subadvisory agreements for subadvised funds
●	The election of John R. Whitten to the Kansas City Board of Directors
●	The election of Frederick L.A. Grauer to the Mountain View Board
●	An amendment to corporate charter documents for certain funds to increase consistency across the fund complex

“It’s important to understand that we’re asking shareholders to approve new agreements that are substantially identical to the terminated agreements,” explains Associate General Counsel Brian Brogan.

“Herculean” effort
The proxy process began in mid-February and has involved multiple areas of the company. One area that’s been critically involved is our Legal department. Under Brian’s direction, a team has worked ‘round-the-clock to get the proxies ready for shareholder voting.

“The Legal team accomplished a herculean feat in getting the proxies on file with the SEC in a very compressed time frame,” Brian says. “They contributed many a late night researching the legal requirements; compiling and checking data; drafting, reviewing, revising and filing the proxies and related materials; resolving SEC comments; and securing the required fund board approvals. At this point, they could probably use a hug,” he quipped.

Client Communications Program Manager Beth Allwood leads the overall project along with managing the communications. In addition, the Vendor Systems & Support team, under the direction of Jim Newman, has played a critical role. They’ve been involved with validating the integrity of the shareholder data, monitoring the mailing and partnering with our IT department to track votes.

On another front, Beth worked with Direct’s Kathleen Ehrlich to make sure investment consultants were armed with necessary talking points <link to pdf> during a time when reps deal with an already heavy call-volume due to tax season.

“As was the case in our last company-wide proxy, working as a team is key to the success of the campaign. The team has overcome the shortened lead time by focusing their efforts and compressing tasks – this proxy has become job No. 1 for many around the company,” Beth remarks.

Link 1: https://www.americancentury.com/funds/american_century_proxy_2010.jsp
Link 2:
http://sharepoint/team/cps/NPTF/Shared%20Documents/Mgmt%20Agmt_Director%20Election%20Proxy_2010_Talking%20Points_04.5.10.pdf

Investor Perspective Article

An unwavering focus and vision

Our founder, James E. Stowers, Jr. believes “The Best is Yet to Be.” This philosophy shines through in the cover story Investment Strategies for Challenging Times where we look at ways to help you protect your assets for the years ahead.

Another example of Mr. Stowers’ focus on the future is evident in his carefully crafted plans for the business he began in 1958. Earlier this year, as part of a long-established succession plan, Mr. Stowers, who is 86, passed the reins of trusteeship to Richard W. Brown, co-chairman of American Century Investments® and long-time confidant.

Although the transition triggers a shareholder vote, Mr. Brown has made it clear the shift in control will continue the vision, values and plans that Mr. Stowers put into motion.

For clients invested on March 19, 2010, you should have already received your voting materials. Please review the proposals and vote. Call our proxy consultant (Broadridge) at 1-866-450-8467 if you have any questions. Your vote counts!

American Century Draft Proxy Lite Script

Reminder Sample  4/26/2010

Announcement Number: 10807

Hello.  This is a quick reminder that the American Century Investments Special Meeting of Shareholders will be held on June 16th, 2010 and we have not yet received your proxy vote.

We have sent you another proxy card and encourage you to vote as soon as you receive it.

You can vote by mail, by phone or on the internet. Your proxy card has instructions for each method. If you would like to cast your vote by phone, or if you have any questions, please call 1-866-450-8467, to speak with a Proxy Voting Specialist. They are available Monday through Friday, 9:30 AM to 9:00 PM and Saturday 10:00 AM to 6:00 PM Eastern Time. Voting takes just a few moments and will benefit all shareholders.

Your vote is extremely important, no matter how large or small your holdings. Thank you for your prompt attention to this matter and for investing with American Century Investments.